Exhibit 99.1

August 20, 2007
For 7:00 am EDT Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Robbin Moore-Randolph	Chris Ahearn
	704-758-3579	704-758-2304

LOWE’S REPORTS RECORD SECOND QUARTER EARNINGS

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $1.02 billion for the quarter ended August 3, 2007, a 9.0 percent increase over the same period a year ago. Diluted earnings per share increased 11.7 percent to $0.67 from $0.60 in the second quarter of 2006. For the six months ended August 3, 2007, net earnings declined 1.0 percent to $1.76 billion while diluted earnings per share increased 1.8 percent to $1.15.

Sales for the quarter increased 5.8 percent to $14.2 billion, up from $13.4 billion in the second quarter of 2006. For the six months ended August 3, 2007, sales increased 4.1 percent to $26.3 billion. Comparable store sales for the second quarter declined 2.6 percent and declined 4.4 percent in the first half of 2007.

“Despite the external pressures impacting our results, our continued focus on serving customers and executing our initiatives produced comparable store sales within our guidance range,” explained Robert A. Niblock, Lowe’s chairman and CEO.  “Solid gross margin gains drove earnings that exceeded our guidance.

“Macro economic factors, including the many aspects of the housing market, continue to result in regionally disparate performance,” Niblock added.  “Markets in California and Florida, generally considered most pressured by housing, continue to perform significantly worse than average; markets in the Northeast, while still producing negative comparable store sales, are showing encouraging signs of improvement; and the many areas of the country where housing did not accelerate at an unsustainable rate over the past several years delivered positive comparable store sales. As expected, many of the difficult comparisons we faced during the last four quarters are beginning to lessen as we cycle hurricane recovery spending and deflationary price pressures from lumber and plywood.

“Although macro economic factors pressure the home improvement industry, we continue to capture market share in this challenging sales environment, and we remain committed to investing in our business to drive profitability and capitalize on long-term opportunities,” Niblock added. “As evidenced by our market share gains, the experience of the tenured and talented management team at Lowe’s allows us to capitalize on the opportunities provided in the current environment.”

During the quarter, Lowe’s opened 26 new stores including two relocations. As of August 3, 2007, Lowe’s operated 1,424 stores in 49 states representing 161.6 million square feet of retail selling space, an 11.1 percent increase over last year.

A conference call to discuss second quarter 2007 operating results is scheduled for today (Monday, August 20) at 9:00 a.m. EDT. Please dial 888-817-4020 (international callers dial 706-679-8762) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2007 Earnings Conference Call Webcast. A replay of the call will be archived on Lowes.com until November 18, 2007.

Lowe's Business Outlook

Third Quarter 2007 (comparisons to third quarter 2006)
•	The company expects to open 40 new stores reflecting square footage growth of approximately 10 percent
•	Total sales are expected to increase 7 to 8 percent
•	The company expects approximately flat comparable store sales
•
Operating margin (defined as gross margin less SG&A and depreciation) is expected to decline approximately 140 basis points driven by bonus, retirement and insurance expenses that had significant leverage in last year’s third quarter

•	Store opening costs are expected to be approximately $47 million
•	Diluted earnings per share of $0.43 to $0.45 are expected
•	Lowe’s third quarter ends on November 2, 2007 with operating results to be publicly released on Monday, November 19, 2007

Fiscal Year 2007 (comparisons to fiscal year 2006)
•	The company expects to open 150 to 160 stores in 2007 reflecting total square footage growth of approximately 11 percent
•	Total sales are expected to increase approximately 6 percent
•	The company expects comparable store sales to decline approximately 2 percent
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to decline 70 to 80 basis points
•	Store opening costs are expected to be $135 to $140 million
•	Diluted earnings per share of $1.97 to $2.01 are expected for the fiscal year ending February 1, 2008

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, the availability of mortgage financing and other factors which can negatively affect our customers as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the descriptions of any material changes in those “Risk Factors” included in our subsequent Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release speak only as of the date of this release and the company does not assume any obligation to update any such statements.

With fiscal year 2006 sales of $46.9 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 13 million customers a week at more than 1,425 home improvement stores in 49 states. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Six Months Ended
	August 3, 2007		August 4, 2006		August 3, 2007		August 4, 2006
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Net sales	$14,167	100.00	$13,389	100.00	$26,338	100.00	$25,310	100.00

Cost of sales	9,284	65.53	8,911	66.56	17,195	65.29	16,664	65.84

Gross margin	4,883	34.47	4,478	33.44	9,143	34.71	8,646	34.16

Expenses:

Selling, general and administrative	2,839	20.04	2,617	19.54	5,524	20.97	5,083	20.09

Store opening costs	26	0.18	28	0.21	38	0.14	53	0.20

Depreciation	332	2.35	283	2.11	656	2.49	557	2.20

Interest - net	50	0.35	30	0.23	97	0.37	65	0.26

Total expenses	3,247	22.92	2,958	22.09	6,315	23.97	5,758	22.75

Pre-tax earnings	1,636	11.55	1,520	11.35	2,828	10.74	2,888	11.41

Income tax provision	617	4.36	585	4.37	1,070	4.07	1,112	4.39

Net earnings	$1,019	7.19	$935	6.98	$1,758	6.67	$1,776	7.02

Weighted average shares outstanding - basic	1,490		1,541		1,500		1,549

Basic earnings per share	$0.68		$0.61		$1.17		$1.15

Weighted average shares outstanding - diluted	1,518		1,571		1,530		1,580

Diluted earnings per share	$0.67		$0.60		$1.15		$1.13

Cash dividends per share	$0.08		$0.05		$0.13		$0.08

Retained Earnings

Balance at beginning of period	$14,968		$12,985		$14,860		$12,191
Cumulative effect adjustment [1]	-		-		(8)		-
Net earnings	1,019		935		1,758		1,776
Cash dividends	(119)		(77)		(194)		(124)
Share repurchases	(658)		-		(1,206)		-
Balance at end of period	$15,210		$13,843		$15,210		$13,843

[1] The Company adopted FIN 48, Accounting for Uncertainty in Income Taxes, effective February 3, 2007.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		August 3, 2007	August 4, 2006	February 2, 2007
Assets

Current assets:
Cash and cash equivalents		$337	$316	$364
Short-term investments		325	456	432
Merchandise inventory - net		7,799	7,176	7,144
Deferred income taxes - net		209	165	161
Other current assets		181	215	213

Total current assets		8,851	8,328	8,314

Property, less accumulated depreciation		19,825	17,321	18,971
Long-term investments		627	200	165
Other assets		341	188	317

Total assets		$29,644	$26,037	$27,767

Liabilities and shareholders' equity

Current liabilities:
Short-term borrowings		$555	$-	$23
Current maturities of long-term debt		85	32	88
Accounts payable		4,167	3,629	3,524
Accrued salaries and wages		371	371	425
Self-insurance liabilities		726	653	650
Deferred revenue		819	826	731
Other current liabilities		1,317	1,151	1,098

Total current liabilities		8,040	6,662	6,539

Long-term debt, excluding current maturities		4,301	3,410	4,325
Deferred income taxes - net		628	711	735
Other long-term liabilities		706	334	443

Total liabilities		13,675	11,117	12,042

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
August 3, 2007	1,485
August 4, 2006	1,538
February 2, 2007	1,525	742	769	762
Capital in excess of par value		11	307	102
Retained earnings		15,210	13,843	14,860
Accumulated other comprehensive income		6	1	1

Total shareholders' equity		15,969	14,920	15,725

Total liabilities and shareholders' equity		$29,644	$26,037	$27,767

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	August 3, 2007	August 4, 2006
Cash flows from operating activities:
Net earnings	$1,758	$1,776
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	701	591
Deferred income taxes	3	(34)
Loss on disposition/writedown of fixed and other assets	17	5
Share-based payment expense	45	35
Changes in operating assets and liabilities:
Merchandise inventory - net	(655)	(541)
Other operating assets	56	(93)
Accounts payable	643	797
Other operating liabilities	510	68
Net cash provided by operating activities	3,078	2,604

Cash flows from investing activities:
Purchases of short-term investments	(368)	(228)
Proceeds from sale/maturity of short-term investments	524	399
Purchases of long-term investments	(1,102)	(225)
Proceeds from sale/maturity of long-term investments	589	141
(Increase) decrease in other long-term assets	(23)	13
Fixed assets acquired	(1,698)	(1,556)
Proceeds from the sale of fixed and other long-term assets	26	23
Net cash used in investing activities	(2,052)	(1,433)

Cash flows from financing activities:
Net increase in short-term borrowings	532	-
Proceeds from issuance of long-term debt	4	-
Repayment of long-term debt	(31)	(16)
Proceeds from issuance of common stock under employee stock purchase plan	40	36
Proceeds from issuance of common stock from stock options exercised	43	48
Cash dividend payments	(194)	(124)
Repurchase of common stock	(1,450)	(1,226)
Excess tax benefits of share-based payments	3	4
Net cash used in financing activities	(1,053)	(1,278)

Net decrease in cash and cash equivalents	(27)	(107)
Cash and cash equivalents, beginning of period	364	423
Cash and cash equivalents, end of period	$337	$316